UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuan to § 240.14a-12

Nuveen Global Cities REIT, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check all boxes that apply)

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

Below is an email that will be sent to stockholders from their broker-dealer or financial advisor to encourage them to vote on proposals outlined in the proxy materials.

Dear Nuveen Global Cities REIT, Inc. Stockholder,

I am contacting you about Nuveen Global Cities REIT, Inc. (“GCREIT”) to confirm you have received the proxy materials for the annual meeting of GCREIT’s stockholders scheduled for June 26, 2026 (the “Annual Meeting”).

GCREIT’s board of directors (the “Board”) recommends that you vote “FOR” the proposals listed below. We need your instructions to authorize a proxy to vote your shares.

You may authorize a proxy to vote your shares in any of the following ways described below, or in person by attending the virtual Annual Meeting:

•

via the Internet by going to www.proxy-direct.com and following the on-screen directions. Please have your proxy card in hand when accessing the website, as it contains a 14-digit control number and 8-digit security code, which are required to record your voting instructions via the Internet;

•

by touch-tone by calling the number listed on the proxy card, 1-800-337-3503 and following the recorded instructions. You will need the 14-digit control number and 8-digit security code included on your proxy card in order to record your voting instructions by telephone;

•	by mail by marking, signing, dating and returning the enclosed proxy card; or

•	electronically, via a response to this email.

If you choose to vote by responding to this email, please review and respond, “YES I confirm” if you want to vote along with the recommendations of the Board for all of your shares.

By replying to this e-mail “YES I confirm,” you will be appointing Robert J. Redican, William M. Miller and Shawn C. Lese, or any of them, as your proxies, with full power of substitution in each of them, to attend the Annual Meeting to be convened virtually on the internet at meetnow.global/MRZ42WM on June 26, 2026 at 9:00 a.m. Eastern Time, and any postponement or adjournment thereof, to cast on your behalf in accordance with the recommendations of the Board all votes that you are entitled to cast at the Annual Meeting and otherwise to represent you at the Annual Meeting with all powers possessed by you if personally present at the meeting.

At the Annual Meeting, stockholders will be asked to consider and vote upon:

•	The election of six director nominees listed in the Proxy Statement; and

•	The ratification of the appointment of PricewaterhouseCoopers LLP as GCREIT’s independent registered public accounting firm for the year ending December 31, 2026.

This email is not a substitute for the Proxy Statement or any other document that GCREIT may file with the Securities and Exchange Commission or send to its stockholders in connection with the Annual Meeting. The Proxy Statement contains important information regarding the proposals that you are being asked to consider. Please read the materials carefully. For your convenience, electronic versions of the Proxy Statement and Annual Report are available at the website below for you to view or download.

https://www.nuveen.com/gcreit/literature